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                                                                Exhibit 10-j
                               NORDSON CORPORATION
                      OFFICERS' DEFERRED COMPENSATION PLAN

Nordson Corporation hereby establishes the Nordson Corporation Officers' Deferred Compensation Plan for the benefit of officers of the Corporation designated by the Compensation Committee of the Board of Directors of Nordson Corporation to participate in the Plan.

                                     GENERAL

1.       PURPOSE

         The purposes of this Officers' Deferred Compensation Plan are (1) to provide officers of Nordson Corporation and its subsidiaries an opportunity to defer incentive compensation as an alternative means of providing retirement income or for other objectives and (2) to provide an employment benefit to enable the Corporation to retain officers who will contribute to increasing the value of the Corporation to its shareholders.

2.       DEFINITIONS

         The following words and phrases shall have the meanings indicated and be applicable throughout the Officers' Deferred Compensation Plan:

         (a) "Beneficiary" - the person or persons who upon the death, disability or incompetency of a Participant shall have acquired, by will, by laws of descent and distribution or by other legal proceedings, the right to the Participant's Cash Account.

         (b)      "Board" - the Board of Directors of Nordson Corporation.

         (c) "Cash Account" - the Participant's account established pursuant to Section 6(a).

         (d) "Cash Credit" - deferred Officer Compensation and interest credited to a Participant's Cash Account.

         (e) "Company" - collectively Nordson Corporation and its subsidiaries, its successors and the surviving corporation resulting from any merger of the Company with any other corporation(s).

         (f) "Director Committee" - the committee composed of members of the Compensation Committee of the Board of Directors of Nordson Corporation.

         (g) "Officer" - a full time salaried employee of the Company elected by the Board to serve as an officer of


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                  the Company for a period of time so designated by the
                  Board.

         (h) "Officer Compensation" - any incentive compensation earned by an Officer of the Company, determined by the Director Committee to be deferable under this Plan.

         (i) "Participant" - an Officer who has elected to defer payment of all or a portion of Officer Compensation under this Plan.

         (j) "Plan" - this Nordson Corporation Officers' Deferred Compensation Plan.

         (k) "Service Year" - the twelve (12) month period or portion thereof coinciding with Nordson Corporation's fiscal year during which services have been rendered by an Officer of the Company and within which incentive compensation is earned.

         (l) "Termination" - separation from the Company due to a Participant's voluntary or involuntary termination of employment, but not including separation due to death, disability or retirement.

3.       EFFECTIVE DATE AND DURATION OF THE PLAN

         The Plan, upon adoption by the Board, shall become effective for the Service Year commencing November 2, 1987. The Plan shall remain in effect until such time as it may be terminated by the Board.

4.       ADMINISTRATION

         (a) Administration of the Plan. The Director Committee shall be responsible for administering the terms of the Plan. A majority of the Director Committee shall constitute a quorum. The Director Committee shall act by majority action at a meeting, except that action permitted to be taken at a meeting may be taken without a meeting if written consent thereto is given by all members of the Director Committee.

         (b) Nomination and Approval of Participants. The Chief Executive Officer and President of the Company shall submit for Director Committee approval a list of Officers nominated for participation in the Plan. This submittal shall occur no later than sixty (60) days prior to commencement of a Service Year or, in the event an Officer is appointed to his or her position during a Service Year, prior to the Officer performing services in the capacity of an Officer of the Company.

                  The Director Committee shall notify Officers whom it


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                  has approved for participation in the Plan of their ability to defer Officer Compensation thirty (30) days prior to the Service Year in which Officer Compensation may be earned. For Officers elected by the Board during a Service Year, the Director Committee shall notify those Officers approved to participate in the Plan of their ability to defer Officer Compensation prior to performance of services as an Officer of the Company.

         (c) Powers. The Director Committee shall have such powers as are delegated to it by the Chairman of the Board and other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan, to prescribe rules and regulations relating to the Plan and to make all other determinations necessary or advisable for administering the Plan. The Director Committee may adopt rules and procedures which will restrict operation of the provisions of the Plan with respect to Officers to the extent necessary to comply with applicable federal securities laws and regulations thereunder. The Director Committee may delegate to employees of the Company the responsibility of performing ministerial acts in furtherance of the Plan's purposes. Decisions and determinations by the Board Committee shall be final and binding upon Participants except as otherwise provided in Section 9.

5.       ELECTION TO DEFER

         (a) Timing and Manner of Election. Once notified of his or her ability to defer Officer Compensation in accordance with Section 4(b), an Officer may elect, under the terms and conditions of the Plan, to defer payment of all or a portion of his or her Officer Compensation. Such election shall be made by written notice to the Director Committee prior to the commencement of each Service Year in which an Officer is a Participant in the Plan.

                  With respect to Officers elected during a Service Year, an election to defer Officer Compensation shall be made prior to the commencement of services as an Officer of the Company. An election to defer Officer Compensation is effective for one Service year and is irrevocable.

         (b) Election Alternatives. An Officer may choose to defer the payment of Officer Compensation for a period of one (1) year; five (5) years; ten (10) years; (15) years following the close of a Service Year in which an election to defer is made or until retirement.



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6.       PARTICIPANT CASH ACCOUNT

         (a) Cash Account. Officer Compensation which is deferred shall be credited to the Participant's Cash Account. The amount so credited shall constitute a Cash Credit.

         (b) Interest. Interest on a Participant's Cash Account will be credited to the Cash Account after the close of the Company's Fiscal Year. Interest will be calculated as of the last business day prior to the close of the Company's Fiscal Year and will be based on the rate of interest of Ten Year Treasury Securities as reported in the Federal Reserve Bank Constant Maturity Series H-15 Report.

                  Except in the event Participant's Termination, interest will continue to be credited to the balance of Participant's Cash Account during installment distribution of Participant's Cash Account.

         (c) Credits for Book Entry Purposes Only. The Company shall maintain records with respect to the credits to each Participant's Cash Account, but such credits shall be made only in the records of the Company pursuant to Section 11(a).

7.       DISTRIBUTION OF DEFERRED OFFICER COMPENSATION

         (a) General. The Director Committee shall determine, as of the date of the first distribution to be made under a Participant's distribution schedule, the total amount of Cash Credits, including accrued interest to date in the Participant's Cash Account.

         (b)      Time and Form of Distribution:

                  (1) Other Than in the Event of Death, Disability or Termination of Employment. Distribution may be elected in lump sum form or annual, semi-annual or quarterly installments not to exceed ten (10) annual, twenty (20) semi-annual or forty (40) quarterly installments.

                  (2) In the Event of Death of Participant. Distribution will be made to the Beneficiary designated by Participant at the time Participant makes an election to defer Employee Compensation. The form of distribution will be a lump sum payment of Participant's Cash Account unless, at the time of making an election to defer, Participant elects an installment form of distribution under the various installment distribution methods as provided in
                           Section 7(b)(1) above.

                  (3) In the Event of Disability of Participant. Where Participant suffers a disability preventing


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                           Participant from continuing active employment with
                           the Company, Participant's Cash Account will be distributed to Participant in a lump sum or annual, semi-annual or quarterly installments as provided in
                           Section 7(b)(1) above.

                  (4) In the event of Termination of Employment Other than for Death, Disability or Retirement. Participant's entire Cash Account shall be distributed to Participant within one hundred twenty (120) days following Participant's last day of employment with the Company. Interest will no longer accrue to the Cash Account following the Participant's last day of employment with the Company.

         Where Participant elects an installment method of distribution, the amount of each installment payment will equal the balance of the Cash Account at the time of each distribution divided by the number of remaining installments.

8.       DISTRIBUTION IN THE EVENT OF FINANCIAL HARDSHIP

         Notwithstanding the provisions of Section 5(b), a Participant may withdraw all of a portion of amounts in a Participant's Cash Account upon a demonstration by the Participant of financial hardship as a result of accident, illness, disability or other event beyond the control of the Participant which would cause the Participant great hardship if withdrawal were not permitted. The amount of any such distribution shall be limited to the amount deemed necessary by the Director Committee to alleviate or remedy the Participant's hardship.

9.       REVIEW OF DETERMINATIONS BY THE BOARD COMMITTEE

         Any Participant or their Beneficiary who claims a benefit under the Plan which is wholly or partially denied or requests a determination with respect to any provision of the Plan shall be advised in writing of the denial or determination by the Director Committee and the reasons for the denial.

         Upon receipt of a written request which is filed with the Director Committee within sixty (60) days after the claim is denied or the determination is made, the Participant or his or her Beneficiary will be afforded a full and fair review by the Director Committee of the claim denied or the determination made. The result of such review shall be delivered in writing within sixty (60) days after the request for review is received and shall include specific reasons for the decision.



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10.  OTHER MATTERS

         (a) No Reserve or Trust. This Plan does not require the Company to segregate from its general funds, or to create any trust or make any special deposit in respect of, any amount payable under the Plan to any Participant or Beneficiary. All credits to a Participant's Cash Account shall be made only in the records of the Company. All distributions under the Plan shall be paid out of the general funds of the Company.

         (b) No Right to Assign. No right or interest of any Participant in the Plan shall, prior to actual payment or distribution to such Participant, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

         (c) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Officer any right with respect to continuation of employment with the Company, (ii) be construed as a commitment on the part of the Company to provide incentive compensation to any Officer, (iii) interfere in any way with the right of the Company to terminate the Officer's employment at any time or (iv) confer upon any Officer or Beneficiary any claim or right to any distribution under the Plan except in accordance with its terms.

         (d) Interest of Officer or Beneficiary. The obligation of the Company to provide benefits under the Plan is an unsecured promise on the part of the Company to make payments to an Officer or his or her respective Beneficiary as provided herein. All Officer Compensation deferred and amounts credited to a Participant's Cash Account remain assets of the Company and are subject to claims of its general creditors.

         (e) Severability. The invalidity or unenforceability of any particular provision of the Plan shall not effect any other provision of the Plan. The Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted herefrom.

         (f) Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

11.      AMENDMENT

         The Board may from time to time amend, suspend, terminate or reinstate any or all of the provisions of the Plan, except that no amendment, suspension or termination shall adversely


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         affect any Participant's Cash Account as it existed on the effective date of such amendment, suspension or termination.

         In the event of termination of the Plan, Cash Account balances shall be distributed under the terms of the Plan without additional deferrals permitted.